EXHIBIT 5.1

[HAYNES AND BOONE, LLP LETTERHEAD]

September 14, 2006

Summit Bancshares, Inc.
3880 Hulen Street
Fort Worth, Texas 76107

Re:          Registration Statement on Form S-8

Gentlemen:

We have acted as counsel to Summit Bancshares, Inc., a Texas corporation (the “Company”), in connection with the preparation of the Company’s registration statement on Form S-8 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”), filed by the Company with the Securities and Exchange Commission (the “Commission”) on the date hereof.  The Registration Statement relates to the registration of up to an aggregate of an additional 1,250,000 shares (the “Shares”) of the Company’s common stock, par value $1.25 per share, issuable pursuant to the Company’s 2006 Long-Term Incentive Plan (the “Plan”).

In rendering the opinion set forth herein, we have reviewed the Registration Statement, the Articles of Incorporation of the Company, as amended to date, and the Bylaws of the Company, as amended to date.  In addition, we have examined originals or photostatic or certified copies of certain of the records and documents of the Company, copies of public documents, certificates of officers of the Company, and such other agreements, instruments and documents as we have deemed necessary in connection with the opinion hereinafter expressed.  As to the various questions of fact material to the opinion expressed below, we have relied solely upon certificates or comparable documents of officers and representatives of the Company without independent check or verification of their accuracy.

In making such examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies and the authenticity of the originals of such latter documents.

Based on our examination described above, subject to the assumptions and limitations stated herein, and relying on the statements of fact contained in the documents that we have examined, we are of the opinion that the Shares have been duly authorized for issuance and, upon issuance in accordance with the terms of the Plan, will be validly issued, fully paid and non-assessable.

The opinion expressed herein is limited to the federal laws of the United States of America, and, to the extent relevant to the opinion expressed herein, the Texas Business Corporation Act of the State of Texas (the “TBCA”) and applicable provisions of the Texas Constitution, in each case as currently in effect, and judicial decisions reported as of the date hereof and interpreting the Texas and such provisions of the Texas Constitution.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to all references to us in the Registration Statement.  In giving this consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Securities and Exchange Commission thereunder.

Respectfully submitted,

/s/ HAYNES AND BOONE, LLP

HAYNES AND BOONE, LLP